Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 18, 2023
Registration Statement Nos. 333-265473 and
333-265473-03

*FULL PRICING DETAILS* $1.5+ billion Ford (FORDL) 2023-A (Prime Auto Lease)

Active Lead Managers : RBC (str), SocGen, Wells Fargo

Passive Lead Managers : GS, MUFG

Passive Co-Managers : US Bancorp, Santander

Active Co-Managers : Drexel Hamilton, R. Seelaus

- Anticipated Capital Structure -

CLS	AMT ($MM)	WAL#	F/S	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD%	CPN%	$PX
A-1	198.00	0.30	F1+/A-1+	1-7	08/23	02/24	I-CRV +	26	4.959	4.959	100.00000
A-2a	300.00	1.03	AAA/AAA	7-17	06/24	06/25	I-CRV +	65	5.256	5.19	99.99085
A-2b	182.50	1.03	AAA/AAA	7-17	06/24	06/25	SOFR30A +	65			100.00000
A-3	482.50	1.76	AAA/AAA	17-26	03/25	03/26	I-CRV +	79	4.992	4.94	99.99872
A-4	87.00	2.24	AAA/AAA	26-28	05/25	05/26	I-CRV +	89	4.887	4.83	99.98329
B	86.79	2.37	AA/AA	28-29	06/25	06/26	I-CRV +	140	5.353	5.29	99.99073
C	107.07	2.51	A/A	29-31	08/25	12/26	I-CRV +	170	5.605	5.54	99.99869
D	64.89	2.62	BBB/BBB	31-32	09/25	09/27	I-CRV +	Retained

# WAL assumes 100% PPC to Maturity

Expected Pricing	: *PRICED*	Offered Amount	: $1,508,750,000
Expected Settle	: 01/23/23	Registration	: Public/SEC-registered
First Pmt Date	: 02/15/23	ERISA Eligible	: Yes
Expected Ratings	: Fitch and S&P	RR Compliance	: US-Yes, EU-No
Bloomberg Ticker	: FORDL 2023-A	Pricing Speed	: 100% PPC to Maturity
Bloomberg SSAP	: "FORDL2023A"	Min Denoms	: $1k x $1k
Bill & Deliver	: RBC

---------- CUSIPs ---------- ISINs ------------
A-1	345287AA4	US345287 AA43
A-2a	345287AB2	US345287 AB26
A-2b	345287AC0	US345287 AC09
A-3	345287AD8	US345287 AD81
A-4	345287AE6	US345287 AE64
B	345287AF3	US345287 AF30
C	345287AG1	US345287 AG13
D	345287AH9	US345287 AH95
----------------------------------------------------

--- Available Materials ---
Preliminary Prospectus, FWP and Intex CDI (attached)
Investor presentation: www.dealroadshow.com; password "FORDL2023A"
Intexnet dealname: "RBCFCAT23A_LARGE"; password "V4VJ"

_______________________

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.